Exhibit 99.2

Genie Energy’s Afek Oil & Gas Completes Drilling Second Exploratory Well

NEWARK, NJ – July 28, 2015: Genie Energy, Ltd., (NYSE: GNE, GNEPRA) announced today that its Afek subsidiary has completed drilling at Ness 3, the second well of its exploratory drilling program in Northern Israel’s Golan Heights. Preliminary results from the well are consistent with the assumptions underlying the exploratory program and the results encountered at Ness 5 - the first well drilled in the program, which is located about 5 km to the northeast of Ness 3.

Afek is conducting exploratory drilling program of up to 10 wells under an exclusive petroleum exploration license granted by Israel’s Energy and Water Ministry and a drilling permit issued by Israel’s Northern District Planning and Building Committee.

The company is nearing completion of its analysis of the cores removed from Ness 5, as well as the logs and other information from that well, and is continuing its analysis of the cores and logging data obtained at Ness 3.

The preliminary analysis indicates the presence of hydrocarbons in vertical sections in both locations.

While results are preliminary, based on its analysis to date, Genie is optimistic about its program and is committed to additional analysis, flow testing, new seismic work and exploratory drilling at other sites in its license area.

The volume of the resources and to what extent they may be extractable cannot yet be determined. The resources do not constitute proved, probable or possible reserves.

“We remain optimistic by the results to date,” said Howard Jonas, Chairman and Chief Executive Officer of Genie. “After many years of work on this project, we are now gathering the data to determine if there is a significant extractable resource. We stand behind our world-leading scientific team and are pleased that the preliminary results are consistent with their theories.”

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About Genie Energy Ltd.:

Genie Energy Ltd. (NYSE: GNE, GNEPRA) is comprised of Genie Retail Energy (GRE) and Genie Oil and Gas (GOGAS). GRE operates retail energy provider, brokerage and marketing services. GOGAS is an oil and gas exploration company with exploration and demonstration projects located in Israel, Mongolia and Colorado. For more information, visit www.genie.com.

Contact:

Genie Energy Investor Relations

Bill Ulrey

P: (973) 438-3848

E-mail: invest@genie.com